Exhibit 4.2
FARO TECHNOLOGIES, INC.
2022 EQUITY INCENTIVE PLAN
SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Faro Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Faro Technologies, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The Plan is the successor to and continuation of the FARO Technologies, Inc. 2014 Stock Incentive Plan (the “2014 Plan”). From and after the Effective Date, no additional awards may be granted under the 2014 Plan. All outstanding awards granted under the 2014 Plan or the FARO Technologies, Inc. 2009 Equity Incentive Plan (the “2009 Plan” and, together with the 2014 Plan, the “Prior Plans”) will remain subject to the terms of the Prior Plans.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Cause” as a reason for a grantee’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such

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grantee and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the grantee, as determined by the Administrator: (i) the failure of the grantee to perform substantially his duties with the Company and/or any Affiliate (excluding any such failure resulting from the grantee’s disability) after a written demand for substantial performance is delivered to the grantee by or on behalf of the Board which identifies the manner in which the Board believes that the grantee has not substantially performed his duties and providing the grantee a minimum of 30 days to cure the identified deficiencies, (ii) the grantee engaging in illegal conduct or gross misconduct that is materially injurious to the Company or any Affiliate, (iii) the grantee engaging in conduct or misconduct that materially harms the reputation or financial position of the Company or any Affiliate, (iv) the grantee obstructing, impeding or failing to materially cooperate with an investigation authorized by the Board (provided that the grantee shall be given written notice and a reasonable opportunity to cure any alleged breach of this clause (iv)), (v) the grantee being convicted of, or pleading nolo contendere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) the grantee is found liable in any SEC or other civil or criminal securities law action, (vii) the grantee commits an act of fraud or embezzlement against the Company or any Affiliate, or (viii) the grantee accepting a bribe or kickback. The determination of the Committee as to the existence of “Cause” shall be conclusive on the grantee and the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.
“Full Value Award” means an Award other than in the form of a Stock Option or Stock Appreciation Right, and which is settled by the issuance of Stock (or at the discretion of the Administrator, settled in cash valued by reference to Stock value).

“Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Minimum Vesting Period” means the one-year period following the date of grant of an Award.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company; or (v) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board or other governing body or entity of the Company, its successor or survivor, provided that any person becoming a director subsequent to the Effective Date but prior to any Sale Event, whose election or nomination for election was approved or recommended by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).
“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Substitute Award” means an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)Administration of Plan. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)to select the individuals to whom Awards may from time to time be granted;
(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)to determine the number of shares of Stock to be covered by any Award;
(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v)to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and
(vii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company including the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d)Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e)Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which

Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
(g)Minimum Vesting Period. The vesting period for each Award granted under the Plan must be at least equal to the Minimum Vesting Period; provided, however, notwithstanding the foregoing, (i) up to five percent of the shares of Stock authorized for issuance under the Plan may be utilized for Unrestricted Stock Awards or other Awards with a vesting period that is less than the Minimum Vesting Period (each such Award, an “Excepted Award”) and (ii) annual Awards to Non-Employee Directors that occur in connection with the Company’s annual meeting of stockholders may vest on the earlier of the one-year anniversary of the date of grant or the date of the Company’s next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting. Notwithstanding the foregoing, (x) in addition to Excepted Awards, the Administrator may grant Awards that vest (or permit previously granted Awards to vest) within the Minimum Vesting Period (i) if such Awards are Substitute Awards that were scheduled to vest within the Minimum Vesting Period or (ii) if such Awards are being granted in lieu of fully vested cash compensation and (y) nothing in this Section 2(g) shall limit the Administrator’s authority to provide for the accelerated vesting of Awards in the terms of an Award Certificate or as permitted in Section 2(b)(v) above.
SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(h)Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 750,000 shares, subject to adjustment as provided in this Section 3, plus (i) any shares that, as of the business day immediately prior to the Effective Date, have been reserved but not issued pursuant to any awards granted under the 2014 Plan and are not subject to any awards granted thereunder and (ii) any shares subject to stock options, restricted stock units, or similar awards granted under the Prior Plans that, on or after the Effective Date, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by the Company due to failure to vest. For purposes of this limitation, (x) the shares of Stock underlying any awards under the Plan and under the Prior Plans that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options and (y) each share of Stock underlying Full Value Awards granted under the Prior Plans that again become available as provided in this Section 3(b) shall increase the share reserve under this Section 3(a) by 1.7 shares of Stock. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 750,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Awards that may be settled solely in cash shall not be counted against the share reserve.
(i)Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(j)Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, (i) all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, (ii) all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Sale Event based upon the actual level of achievement of all relevant performance goals against target measured as of the date of the Sale Event, and there shall be a payout to grantees within sixty (60) days following the Sale Event (unless a later date is required by Section 409A). In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
With respect to Awards assumed by the successor entity or otherwise equitably continued or substituted in connection with a Sale Event: if within one year after the effective date of the Sale Event, a grantee’s employment is terminated without Cause or the grantee resigns for Good Reason, then (i) all of that grantee’s outstanding Options or Stock Appreciation Rights shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout level under all of that grantee’s performance-based Awards that were outstanding immediately prior to effective time of the Sale Event shall be determined and deemed to have been earned as of the date of termination based upon the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), and there shall be a payout to such grantee within sixty (60) days following the date of termination of employment (unless a later date is required under Section 409A). With regard to each Award, a grantee shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the grantee is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the grantee is permitted to resign for Good Reason. Any Options or Stock Appreciation Rights shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award.
(k)Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000; provided, however that such amount shall be $1,500,000 for the calendar year in which the applicable Non-Employee Director is initially elected or appointed to the Board. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
(l) Substitute Awards. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the shares of Stock authorized for grant under the Plan, except as may be required by reason of Code Section 422, and shares of Stock subject to such Substitute Awards shall not be added to the shares of Stock available for Awards under the Plan as provided in Section 3(a) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may, if allowed under applicable law, be used for Awards under the Plan and shall not reduce the shares of Stock authorized for grant under the Plan (and shares of Stock subject to such Awards shall not be added to the shares of Stock available for Awards under the Plan as provided in Section 3(a) above); provided that Awards using such available shares of Stock shall not be made after the date awards or grants could have been made under the terms of the pre-

existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.
SECTION 4. ELIGIBILITY
Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5. STOCK OPTIONS
(m)Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(n)Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with Section 409A.
(o)Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(p)Exercisability; Rights of a Stockholder; No Dividend Equivalents. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. Subject to Section 2(b)(v), the Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options. No Stock Option shall provide for Dividend Equivalent Rights.
(q)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:
(i)In cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii)Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii)By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
(iv)With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(r)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS
(s)Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
(t)Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.
(u)Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(v)Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
(w)No Dividend Equivalents. No Stock Appreciation Rights shall provide for Dividend Equivalent Rights.
SECTION 7. RESTRICTED STOCK AWARDS
(x)Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
(y)Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of vesting conditions, any dividends paid by the Company during the vesting period shall accrue and shall not be paid to the grantee until and to the extent the vesting conditions are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(z)Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(aa)Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
SECTION 8. RESTRICTED STOCK UNITS
(ab)Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(ac)Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
(ad)Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(ae)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 9. UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10. CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
SECTION 11. DIVIDEND EQUIVALENT RIGHTS
(af)Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. Notwithstanding anything herein to the contrary and for the avoidance of doubt, (i) in no event shall Dividend Equivalents granted as a component of an award of Restricted Stock Units or dividends accrued with respect to Restricted Stock be paid or distributed until the vesting provisions of the underlying Award are fulfilled and (ii) in no event shall any Stock Options or Stock Appreciation Rights provide for any Dividend Equivalent Rights.
(ag)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 12. TRANSFERABILITY OF AWARDS
(ah)Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(ai)Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(aj)Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(ak)Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 13. TAX WITHHOLDING
(al)Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(am)Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
SECTION 14. SECTION 409A AWARDS
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.
SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
(an)Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
(ao)For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
(i)a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
(ii)an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 16. AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock

Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).
SECTION 17. STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18. GENERAL PROVISIONS
(a)No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e)Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.
SECTION 19. EFFECTIVE DATE OF PLAN
This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20. GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the internal laws of the State of Florida, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY STOCKHOLDERS:

FARO Technologies, Inc. 2022 Equity Incentive Plan
Restricted Stock Unit Award Agreement
You have been selected to participate in the FARO Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”), as specified below:

Grantee: Participant Name
Grant Date: Grant Date
[Vesting Commencement Date: Vesting Commencement Date]
Number of Restricted Stock Units Granted: Number of Awards Granted
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) evidences the grant of restricted stock units (the “Restricted Stock Units”) by FARO Technologies, Inc., a Florida corporation (the “Company”), to the Grantee named above, on the date indicated above, pursuant to the provisions of the Plan.
This Agreement and the Plan contain the terms and conditions governing the Restricted Stock Units. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
1. Award of Restricted Stock Units. The Company hereby grants to the Grantee the number of Restricted Stock Units set forth above, subject to the terms and conditions of the Plan and this Agreement. Each Restricted Stock Unit represents the right to receive, once vested, one Share (or, in the Committee’s or its authorized delegates’ discretion, the Fair Market Value as of the Restricted Stock Unit vesting date of one Share). Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Restricted Stock Units granted to the Grantee will be credited to an account in the Grantee’s name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Restricted Stock Units simply representing an unfunded and unsecured contingent obligation of the Company.
2. Vesting of Restricted Stock Units; Forfeiture. One-third of the Restricted Stock Units will vest on each of the first, second and third anniversaries of the [Grant Date/Vesting Commencement Date]. To the extent that one-third of the Restricted Stock Units is not a whole number, any fractional Restricted Stock Units that would otherwise be scheduled to vest on the first two scheduled vesting dates will be disregarded, and the number of Restricted Stock Units scheduled to vest on the third scheduled vesting date will be adjusted accordingly If the Grantee’s employment with or service to the Company or an Affiliate is terminated prior to the date the Restricted Stock Units are vested, the Restricted Stock Units that have not yet vested as of the date of such termination will be immediately forfeited without further consideration or any act or action by the Grantee; provided, however, if, prior to the date the Restricted Stock Units have vested, the Grantee’s employment with or service to the Company or an Affiliate terminates as a result of death or Disability, the Committee, in its sole discretion, shall have the right to immediately vest all or any portion of such Restricted Stock Units, subject to such terms as the Committee, in its sole discretion, deems appropriate.
3. Settlement of Restricted Stock Units. Subject to all terms and conditions of the Plan and to compliance with section 5 of this Agreement, each vested Restricted Stock Unit will be settled in one Share (or, as provided in Section 1, the Fair Market Value thereof as of the Restricted Stock Unit’s vesting date), as soon as reasonably practicable following the vesting date (but no later than the 15th day of the third calendar month following the vesting date). If settled in cash, the Grantee will receive a cash amount in payment and settlement of the vested Restricted Stock Units equal to the product of the Fair Market Value of a Share on the applicable vesting date, multiplied by the number of vested Restricted Stock Units. If settled in Shares, the Grantee will receive one Share in payment and settlement of each vested Restricted Stock Unit, and such Shares will be registered in the Grantee’s name on the books of the Company as of the vesting date.
4. Nontransferability of the Award. This Award shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution or as otherwise expressly permitted pursuant to the Plan.
5. Tax Withholding. When the Restricted Stock Units become taxable income to the Grantee, the Company may deduct and withhold from any cash otherwise payable to the Grantee (whether payable with respect to the Restricted Stock Units or as salary, bonus or other compensation) such amount as may be required for the purpose of satisfying the Company’s obligation to withhold Federal, state or local taxes or foreign taxes or other social insurance amounts. Further, in the event the amount so withheld is insufficient for such purpose, the Company may require that the Grantee upon its demand or otherwise make arrangements satisfactory to the Company for payment of such amount as may be requested by the Company in order to satisfy its obligation to withhold any such taxes. In any case where a tax is required to be withheld in connection with the delivery of Shares under this Agreement, the Grantee shall be permitted to satisfy the Company’s tax withholding requirements by making a written election (in accordance with such rules and regulations and in such form as the Committee may determine) to have the Company withhold Shares otherwise issuable to the Grantee pursuant to the vesting of the Restricted Stock Units (the “Withholding Election”) having a Fair Market Value on the date income is recognized (the “Tax Date”) equal to the minimum amount required to be withheld. If the number of Shares withheld to satisfy withholding tax requirements shall include a fractional share, the number of Shares withheld shall be reduced to the next lower whole number and the Grantee shall deliver cash in lieu of such fractional share, or otherwise make arrangements satisfactory to the Company for payment of such amount. A Withholding Election must be received by the Corporate Secretary of the Company on or prior to the Tax Date.
6. Status of Grantee. The Grantee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until they are settled in Shares and registered in the Grantee’s name on the books of the Company, in accordance with section 3 above, upon vesting of the Restricted Stock Units. Neither the Plan nor this Agreement shall confer upon the Grantee any right to continue in the employ of the Company or any of its Affiliates, nor to interfere in any way with the right of the Company to terminate the employment of the Grantee at any time. In no event shall the value, at any time, of this Award, the Shares underlying this Award or any other benefit provided by this Agreement be included as compensation or earnings for purposes of any other compensation, retirement or benefit plan offered to employees of the Company or its subsidiaries unless otherwise specifically provided for in such plan.
7. Powers of the Company Not Affected. The existence of this Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
8. Interpretation by Committee. As a condition of the granting of the Restricted Stock Units, the Grantee agrees, for himself or herself and his or her legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.
9. Nature of the Award. The Grantee acknowledges and agrees that he or she understands that the value that may be realized, if any, from this Award is contingent, and depends on the future market price of the Company’s Stock, among other factors. The Grantee further confirms his or her understanding that this Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be forfeited if vesting conditions are not satisfied.
The Grantee also acknowledges and agrees that he or she understands that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of an Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of Awards even if Awards have been granted repeatedly in the past; (c) all decisions with respect to any future award will be at the sole discretion of the Company; (d) the Grantee’s participation in the Plan is voluntary; (e) the value of this Award is an extraordinary item of compensation which is outside the scope of the Grantee’s employment contract with his or her actual employer, if any; (f) this Award and past or future awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (g) no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and the Grantee irrevocably releases the Company and its Affiliates from any such claim that may arise.
10. Administration. The Grantee acknowledges and agrees that he or she understands that the Company and its Affiliates hold certain personal information about him or her, including, but not limited to, information such as his or her name, home address, telephone number, date of birth, salary, nationality, job title, social security number, social insurance number or other such tax identity number and details of all Awards or other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Personal Data”).
The Grantee acknowledges and agrees that he or she understands that in order for the Company to process this Award and maintain a record of Shares under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Company and among its Affiliates electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting purposes as required by law. The Grantee further understands that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or its Affiliates in the implementation and administration of the Plan. The Grantee understands that such recipients may be located within the jurisdiction of his or her residence, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions. The Grantee understands that the employees of the Company, its Affiliates and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting this Award, the Grantee consents, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of the Grantee’s Personal Data by or to such entities for such purposes and accepts that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Agreement is executed. The Grantee confirms that if he or she has provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, he or she has the consent of such third party to provide their Personal Data to the Company for the same purposes.
The Grantee understands that he or she may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. As well, the Grantee may always elect to fogo participation in the Plan or any other award program.
11. Miscellaneous.
(a) This Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the Award, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under applicable federal and state tax law, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

(b) It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.
(c) The Grantee agrees to take all steps necessary to comply with all applicable provisions of federal and state securities and tax laws in exercising his or her rights under this Agreement.
(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or the result of a merger, consolidation or otherwise.
(f) The award of Restricted Stock Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).
(g) The Company may, in its sole discretion, decide to deliver any documents related to current or future participants in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(h) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.
*****

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Grant Date.

FARO TECHNOLOGIES, INC.

By:

Name: Michael Burger

Title: President & CEO

GRANTEE Electronic Signature

Name: Participant Name

FARO Technologies, Inc. 2022 Equity Incentive Plan
Restricted Stock Unit Award Agreement
(Performance-Based)

You have been selected to participate in the FARO Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”), as specified below:

Grantee: Participant Name
Grant Date: Grant Date
[Vesting Commencement Date: Vesting Commencement Date]
Target Number of Restricted Stock Units: Number of Awards Granted

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) evidences the grant of restricted stock units (the “Restricted Stock Units”) by FARO Technologies, Inc., a Florida corporation (the “Company”), to the Grantee named above, on the date indicated above, pursuant to the provisions of the Plan.
This Agreement and the Plan contain the terms and conditions governing the Restricted Stock Units. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
1. Award of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Restricted Stock Units in an amount initially equal to the Target Number of Restricted Stock Units specified above. The number of Restricted Stock Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Restricted Stock Units. Each Restricted Stock Unit that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share (or, in the Committee’s or its authorized delegates’ discretion, the Fair Market Value as of the Restricted Stock Unit vesting date of one Share). Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Restricted Stock Units granted to the Grantee will be credited to an account in the Grantee’s name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Restricted Stock Units simply representing an unfunded and unsecured contingent obligation of the Company.
2. Vesting of Restricted Stock Units; Forfeiture. Except as otherwise provided herein and in the Plan, the number of Restricted Stock Units determined to have been earned in accordance with Exhibit A attached hereto as of the end of the Performance Period specified in Exhibit A will vest on the date the Committee certifies such performance results (assuming Grantee’s Continuous Service to the Company through such date), which shall be no later than the Scheduled Vesting Date specified in Exhibit A. Except as otherwise provided in Exhibit A, if the Grantee’s employment with or service to the Company or an Affiliate is terminated prior to the date the Restricted Stock Units are vested, the Restricted Stock Units that have not yet vested as of the date of such termination will be immediately forfeited without further consideration or any act or action by the Grantee; provided, however, if, prior to the date the Restricted Stock Units have vested, the Grantee’s employment with or service to the Company or an Affiliate terminates as a result of death or Disability, the Committee, in its sole discretion, shall have the right to immediately vest all or any portion of such Restricted Stock Units, subject to such terms as the Committee, in its sole discretion, deems appropriate.
3. Settlement of Restricted Stock Units. Subject to all terms and conditions of the Plan and to compliance with section 5 of this Agreement, each vested Restricted Stock Unit will be settled in one Share (or, as provided in Section 1, the Fair Market Value thereof as of the Restricted Stock Unit’s vesting date), as soon as reasonably practicable following the vesting date (but no later than the 15th day of the third calendar month following the vesting date). If settled in cash, the Grantee will receive a cash amount in payment and settlement of the vested Restricted Stock Units equal to the product of the Fair Market Value of a Share on the applicable vesting date, multiplied by the number of vested Restricted Stock Units. If settled in Shares, the Grantee will receive one Share in payment and settlement of each vested Restricted Stock Unit, and such Shares will be registered in the Grantee’s name on the books of the Company as of the vesting date.

4. Nontransferability of the Award. This Award shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution or as otherwise expressly permitted pursuant to the Plan.
5. Tax Withholding. When the Restricted Stock Units become taxable income to the Grantee, the Company may deduct and withhold from any cash otherwise payable to the Grantee (whether payable with respect to the Restricted Stock Units or as salary, bonus or other compensation) such amount as may be required for the purpose of satisfying the Company’s obligation to withhold Federal, state or local taxes or foreign taxes or other social insurance amounts. Further, in the event the amount so withheld is insufficient for such purpose, the Company may require that the Grantee upon its demand or otherwise make arrangements satisfactory to the Company for payment of such amount as may be requested by the Company in order to satisfy its obligation to withhold any such taxes. In any case where a tax is required to be withheld in connection with the delivery of Shares under this Agreement, the Grantee shall be permitted to satisfy the Company’s tax withholding requirements by making a written election (in accordance with such rules and regulations and in such form as the Committee may determine) to have the Company withhold Shares otherwise issuable to the Grantee pursuant to the vesting of the Restricted Stock Units (the “Withholding Election”) having a Fair Market Value on the date income is recognized (the “Tax Date”) equal to the minimum amount required to be withheld. If the number of Shares withheld to satisfy withholding tax requirements shall include a fractional share, the number of Shares withheld shall be reduced to the next lower whole number and the Grantee shall deliver cash in lieu of such fractional share, or otherwise make arrangements satisfactory to the Company for payment of such amount. A Withholding Election must be received by the Corporate Secretary of the Company on or prior to the Tax Date.
6. Status of Grantee. The Grantee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until they are settled in Shares and registered in the Grantee’s name on the books of the Company, in accordance with section 3 above, upon vesting of the Restricted Stock Units. Neither the Plan nor this Agreement shall confer upon the Grantee any right to continue in the employ of the Company or any of its Affiliates, nor to interfere in any way with the right of the Company to terminate the employment of the Grantee at any time. In no event shall the value, at any time, of this Award, the Shares underlying this Award or any other benefit provided by this Agreement be included as compensation or earnings for purposes of any other compensation, retirement or benefit plan offered to employees of the Company or its subsidiaries unless otherwise specifically provided for in such plan.
7. Powers of the Company Not Affected. The existence of this Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
8. Interpretation by Committee. As a condition of the granting of the Restricted Stock Units, the Grantee agrees, for himself or herself and his or her legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.
9. Nature of the Award. The Grantee acknowledges and agrees that he or she understands that the value that may be realized, if any, from this Award is contingent, and depends on the future market price of the Company’s Stock, among other factors. The Grantee further confirms his or her understanding that this Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be forfeited if vesting conditions are not satisfied.
The Grantee also acknowledges and agrees that he or she understands that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of an Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of Awards even if Awards have been granted repeatedly in the past; (c) all decisions with respect to any future award will be at the sole discretion of the Company; (d) the Grantee’s participation in the Plan is voluntary; (e) the value of this Award is an extraordinary item of compensation which is outside the scope of the Grantee’s employment contract with his or her actual employer, if any; (f) this Award and past or future awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (g) no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and the Grantee irrevocably releases the Company and its Affiliates from any such claim that may arise.
10. Administration. The Grantee acknowledges and agrees that he or she understands that the Company and its Affiliates hold certain personal information about him or her, including, but not limited to, information such as his or her name, home address, telephone number, date of birth, salary, nationality, job title, social security number, social insurance number or other such tax identity number and details of all Awards or other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Personal Data”).
The Grantee acknowledges and agrees that he or she understands that in order for the Company to process this Award and maintain a record of Shares under the Plan, the Company shall collect, use, transfer and disclose Personal Data within the Company and among its Affiliates electronically or otherwise, as necessary for the implementation and administration of the Plan including, in the case of a social insurance number, for income reporting purposes as required by law. The Grantee further understands that the Company may transfer Personal Data, electronically or otherwise, to third parties, including but not limited to such third parties as outside tax, accounting, technical and legal consultants when such third parties are assisting the Company or its Affiliates in the implementation and administration of the Plan. The Grantee understands that such recipients may be located within the jurisdiction of his or her residence, or within the United States or elsewhere and are subject to the legal requirements in those jurisdictions. The Grantee understands that the employees of the Company, its Affiliates and third parties performing work related to the implementation and administration of the Plan shall have access to the Personal Data as is necessary to fulfill their duties related to the implementation and administration of the Plan. By accepting this Award, the Grantee consents, to the fullest extent permitted by law, to the collection, use, transfer and disclosure, electronically or otherwise, of the Grantee’s Personal Data by or to such entities for such purposes and accepts that this may involve the transfer of Personal Data to a country which may not have the same level of data protection law as the country in which this Agreement is executed. The Grantee confirms that if he or she has provided or, in the future, will provide Personal Data concerning third parties including beneficiaries, he or she has the consent of such third party to provide their Personal Data to the Company for the same purposes.
The Grantee understands that he or she may, at any time, request to review the Personal Data and require any necessary amendments to it by contacting the Company in writing. As well, the Grantee may always elect to for-go participation in the Plan or any other award program.
11. Miscellaneous.
(a) This Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the Award, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under applicable federal and state tax law, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
(b) It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.
(c) The Grantee agrees to take all steps necessary to comply with all applicable provisions of federal and state securities and tax laws in exercising his or her rights under this Agreement.
(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or the result of a merger, consolidation or otherwise.

(f) The award of Restricted Stock Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).
(g) The Company may, in its sole discretion, decide to deliver any documents related to current or future participants in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(h) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

*****

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Grant Date.

FARO TECHNOLOGIES, INC.

By:
Name: Michael D. Burger
Title: President & CEO

GRANTEE

Electronic Signature
Name: Participant Name

EXHIBIT A
To Restricted Stock Unit Award Terms and Conditions

PERFORMANCE METRICS

Performance Period:                [Grant Date/Vesting Commencement Date] through Cliff Vesting Date

Scheduled Vesting Date:	The date, not to exceed 30 calendar days following the conclusion of the above performance period, on which the Committee certifies (i) the degree to which the applicable performance objectives for the Performance Period have been satisfied, and (ii) the number of Restricted Stock Units that have been earned during the Performance Period and will vest, as determined in accordance with this Exhibit A.

1.    Units Earned; Vesting. Subject to the terms of the Restricted Stock Unit Award Agreement (“Agreement”) of which this Exhibit A is a part, the number of Restricted Stock Units that will be earned during the Performance Period and will vest as of the Scheduled Vesting Date as set forth above will be determined as provided below. Any capitalized term used in this Exhibit A that is not defined herein will have the meaning given to it in the Agreement or the Plan.

2.        Performance Objectives. The Restricted Stock Units subject to this Award may be earned based on the Company’s Relative TSR Performance as described in section 3 below, subject to the limitation described in section 4 below, if applicable.

3.        Relative TSR Performance. The number of Restricted Stock Units that will be considered earned based on the Relative TSR Performance of the Company will be determined using the following formula:

(Target Number of Units) x (Relative TSR Percentage)

For purposes of determining the Company’s Relative TSR Performance, the following terms shall have the meanings indicated:

(a)    “Relative TSR” means the percentile ranking of the Company’s TSR relative to the TSR of the other companies included in the Russell 2000 Index for the entirety of the Performance Period (the “Peer Companies”). Relative TSR will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:
P = N - R
N - 1
where:
“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“N” represents the remaining number of Peer Companies, plus the Company.
“R” represents the Company’s ranking among the Peer Companies.

Example: If there are 239 Peer Companies, and the Company ranked 67th, the performance would be at the 72nd percentile: .72 = (240 - 67)/(240 - 1)

(b)    “TSR” means, with respect to any company, the percentage growth in total shareholder return, determined by dividing (A) the appreciation in price of a share of the company’s common stock from the Opening Value (as defined below) to the Closing Value (as defined below), plus any dividends paid during the Performance Period (which shall be deemed reinvested in the company’s common stock on the ex-dividend date), by (B) the Opening Value.

(c)    “Opening Value” means, with respect to any company, the average of the closing prices per share of the company’s common stock for all trading days in the 30 calendar day period beginning on and including the first day of the Performance Period, assuming any dividends paid during the 30 calendar day period are reinvested in the company’s common stock on the ex-dividend date.

(d)    “Closing Value” means, with respect to any company, the average of the closing prices per share of the company’s common stock for all trading days in the 30 calendar day period ending on and including the last day of the Performance Period, assuming any dividends paid during the 30 calendar day period are reinvested in the company’s common stock on the ex-dividend date.

(e)    “Relative TSR Percentage” means the percentage specified in the following table that corresponds to the Relative TSR ranking achieved by the Company during the Performance Period. If the Relative TSR is between performance levels specified in the table, the corresponding Relative TSR Percentage will be determined by linear interpolation. For the avoidance of doubt, in no event shall the Relative TSR Percentage exceed 200%.

Payout Level	Relative TSR	Relative TSR Percentage
Max	80th percentile or above	200%
Target	55th percentile	100%
Threshold	25th percentile	25%
None	Less than 25th percentile	0%

4.     Negative TSR. If the Company’s TSR for the Performance Period is negative, then the maximum Relative TSR Percentage that may be achieved under section 3 is 100%.

5.    Change in Control.

(a)     In the event of a Change in Control: (i) the Performance Period shall be deemed to have ended as of the date of the consummation of the Change in Control (the “CIC Date,” and such Performance Period, the “Abbreviated Performance Period”), (ii) the TSR for the Company and each of the Peer Companies shall be calculated by using the Closing Value of each company’s common stock as of the CIC Date, and (iii) the number of earned Restricted Stock Units for such Abbreviated Performance Period (the “CIC Earned Units”) shall be determined in accordance with section 3 above, provided that any reference to “Performance Period” in section 3 above shall be deemed to be a reference to the Abbreviated Performance Period for purposes of this calculation.

(b)     If this Restricted Stock Unit Award is not continued or assumed by the Surviving Entity or otherwise equitably converted or substituted for in connection with a Change in Control, the number of Grantee’s CIC Earned Units, as determined in accordance with section 5(a) above, shall vest immediately upon the CIC Date and settle in accordance with section 3 of the Agreement (unless a later date is required by Section 17.3 of the Plan).

(c)     If this Restricted Stock Unit Award is continued or assumed by the Surviving Entity or otherwise equitably converted or substituted for in connection with a Change in Control, the Grantee’s CIC Earned Units shall be determined in accordance with section 5(a) above. The Pro Rata Portion of the Grantee’s CIC Earned Units shall vest immediately upon the CIC Date and settle in accordance with section 3 of the Agreement (unless a later date is required by Section 17.3 of the Plan), and the balance of the Grantee’s CIC Earned Units (the “Continued Units”) shall convert immediately upon the CIC Date into a time-based vesting award for the remaining duration of the original Performance Period and, assuming the Grantee’s continued employment, shall vest on the last day of the original Performance Period; provided, however, if within one year after the CIC Date, the Grantee’s employment is terminated without Cause or the Grantee resigns for Good Reason, then the Grantee’s Continued Units shall vest immediately as of the date of his or her termination of Continuous Service and settle in accordance with section 3 of the Agreement (unless a later date is required by Section 17.3 of the Plan).

(d)     The “Pro Rata Portion” means that number of Restricted Stock Units equal to the product obtained by multiplying (x) the total number of CIC Earned Units (as determined in accordance with section 5(a) of this Exhibit) by (y) a fraction, the numerator of which is the number of days elapsed from the first day of the original Performance Period through the CIC Date and the denominator of which is the number of days in the original Performance Period.